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                                                                   Exhibit 10.25

                                October 17, 2002

Phyllis Knight
2610 Maple Ridge Lane
Orono, MN  55331

Dear Phyllis:

         The purpose of this letter is to give the general guidelines of an offer to join Champion Enterprises and the major terms of employment.

1. The position is Executive Vice President and Chief Financial Officer of Champion Enterprises, Inc., based in Auburn Hills, MI. You will report directly to me. Within 6 months, we will add the responsibility of HomePride Finance.

2. The base salary is $320,000 annually, paid monthly. After 2 consecutive profitable quarters, your base will be increased to $350,000 annually.

3. You will receive $100,000 cash your first day of employment, to be refunded in whole if you resign (for reason other than death or disability) within 18 months.

4. In lieu of a "2002 Bonus" that would be paid in March 2003, you will receive a $100,000 cash one time payment on April 1, 2003.

5. The 2003 annual incentive program is yet to be determined, but will have a range of up to 180% of base salary. This bonus will be paid in March 2004.

6. The equity program will be formalized in a separate non-qualified stock option agreement to cover a total of 600,000 shares of Champion Enterprises stock vesting over the next four years. The general terms of the equity program will be as follows:

         a) 120,000 shares at 40% of market price on date of grant to be purchased within 60 days of employment. These shares will vest at a rate of 25% each six months. If you leave the company during the two year period you will lose the prorated gain


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                                                                   Exhibit 10.25

                  amount remaining. You will have tax consequences of the difference between purchase and market price. Once you exercise this portion, you will be eligible for the following:

         b) 480,000 shares at market price on date of grant to be vested over four years at 120,000 shares vested on each anniversary for the four years. The term of this grant is six years from date of grant.

         As a part of this option agreement, there will be a change of control provision (similar to Cleberg, Collins and Surles) that immediately vests the outstanding, unvested options, as well as requiring confidentiality and non-compete provisions.

7. You will be eligible for the company's normal medical, dental, life insurance and long term disability benefits at the first of the month following your start date with the letters you provided, we have covered all "preconditions" issues. In case of your death, Champion's obligation under this agreement will terminate but any amount owed you under this agreement or bonus plan plus all vested options at time of your death will be paid to your estate. There is no defined benefits retirement program, but we do have a 401(k) tax deferred savings program. We have a deferred income program for base compensation and annual bonuses. You will be entitled to four weeks vacation per year. We do not pay cash in lieu of vacations.

8. In order to expedite and assist your family's move from Minnesota to Michigan we will:

         -        Pay for all selling expenses for your Minnesota home.

         - Pay for all closing costs for purchasing your home in Michigan.

         - Pay for physical moving of all household goods and incidentals from Minnesota to Michigan.

         - Pay for temporary housing and transportation expenses during the commuting period. (To be finalized on or before August 1,
                  2003)

         - Provide a one time gross up on the tax impact of moving expenses.

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                                                                   Exhibit 10.25

9. You will be an "at will" employee which means your employment may be terminated at any time, by you or Champion, for any reason, with or without cause and without any further obligation.

10. If the company separates you for any reason (other than gross malfeasance or legal reasons), the company will provide 18 months of base salary, bonus and benefits. This severance clause may trigger at your option, if your title, compensation and/or responsibilities are reduced.

         This offer is based on your commencing employment today.

         If the terms are acceptable, please sign below and return one copy to me. Phyllis, I look forward to you joining the Champion team.

                                    Very truly yours,

                                    /s/ WALTER R. YOUNG
                                    --------------------------------------------
                                    Walter R. Young
/s/ Phyllis Knight
------------------------------------------------
         Phyllis Knight

                             10/17/02
                  ------------------------------
                              Dated

cc:      Bob Anestis